UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Firebrand Financial Group, Inc.
   One State Street Plaza, 24th Floor
   New York, NY  10004
   USA
2. Issuer Name and Ticker or Trading Symbol
   Video Network Communications, Inc.
   VNWC
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   March 28, 2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Warrants              |$1.30   |3/28/|P   | |174,500    |A  |8/26/|8/26/|Common Stock|349,000|(2)    |174,500     |(1)|(1)         |
                      |        |02   |    | |           |   |02   |07   |            |       |       |            |(2)|            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) The Reporting Persons are: Firebrand Financial Group, Inc. ("FFGI"), EarlyBirdCapital.com Inc. ("EBC"), Dalewood Associates, Inc. ("Dalewood")
and Dalewood Associates LP ("Dalewood LP"). FFGI is the majority shareholder of EBC. EBC wholly owns Dalewood. Dalewood is the general
partner of Dalewood LP.    For purposes of this Form 4, FFGI is reporting the
Issuer's securities beneficially owned by EBC; EBC is reporting the
Issuer's securities beneficially owned by Dalewood; Dalewood is reporting the Issuer's securities owned of record by Dalewood LP; and Dalewood
LP is reporting its record ownership of the Issuer's securities. Each Reporting Person herein disclaims beneficial ownership of the reported securities except to the extent of each Reporting Person's pecuniary interest therein.
(2) Dalewood LP purchased the warrants to purchase up to 349,000 shares of the Issuer's common stock reported on herein and a 9% unsecured promissory note in the principal amount of $174,500 for a total investment of $174,500.
JOINT FILER
INFORMATION
The additional Reporting Persons
are:
Name:  EarlyBirdCapital.com
Inc.
Address:  One State Street Plaza, 24th floor, New York, NY
10004
Date of Event: March 28,
2002
/s/ Peter R.
Kent
-----------------------------------------
Peter R. Kent, President and Chief Operating
Officer
Name:  Dalewood Associates,
Inc.
Address:  One State Street Plaza, 24th floor, New York, NY
10004
Date of Event:  March 28,
2002
/s/ Deborah S.
Novick
------------------------------------------------
Deborah S. Novick, Vice President and
Secretary
Name:  Dalewood Associates LP
Address:  One State Street Plaza, 24th floor, New York, NY
10004
Date of Event: March 28,
2002
By: Dalewood Associates, Inc.,
Manager
/s/ Deborah S.
Novick
---------------------------------------
Deborah S. Novick, Vice President and Secretary
SIGNATURE OF REPORTING PERSON
/s/ Peter R. Kent, Chief Operating Officer
DATE
April 9, 2002